Exhibit 16.1

December 19, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of YS RE RAF I LLC Form 1-U dated December 16, 2025, and have the following comments:

1.	We agree with the statements made in 4(a).

2.	We have no basis on which to agree or disagree with the statements made in 4(b).

/s/ Deloitte & Touche LLP

New York, NY